MEMORANDUM


                 PETROLEUM EXPLORATION LICENCE NO 61



1    This  Licence granted on 23 May, 1996 is hereby entered  on  the
Petroleum Register.

2. A security in the sum of $15,000 has been lodged with respect to this licence.

3.  Interests in the licence are:-

                   Hemley Exploration Pty Ltd 100%


A.J.Andrewjewskis
Chief Executive Officer
DEPARTMENT OF MINES AND ENERGY
Delegate of the Minister for Mines and Energy
                         PETROLEUM ACT 1940

PETROLEUM EXPLORATION LICENCE NO 61

I, ANDREW JOSEPH ANDREJEWSKIS, Chief Executive Officer, Department of Mines and Energy (CEO) in the State of South Australia pursuant to the provisions of the Petroleum Act, 1940 and all other enabling powers, for and on behalf of, Stephen John Baker, Minister for Mines and Energy (Minister), pursuant to delegation dated 14 June 1995, (refer Government Gazette dated 15 June 1995 page 2845), HEREBY GRANT to HEMLEY EXPLORATION PTY LTD (ACN 073 039 059) of C/- Pannell Kerr Forster, 191 Flinders Street, Adelaide SA 5000 (hereinafter referred to as the Licensee) a Petroleum Exploration Licence in respect of the area set out below, to have effect for a period of five years and to expire on May 2001

                         DESCRIPTION OF AREA

The land comprised in this licence is that part of the State of South Australia described in the Schedule hereto.

                             CONDITIONS

1.   The Licensee shall at all times comply with:-

     a) the provisions of the Petroleum Act, 1940 and of any regulations for the time being and from time to time in force under the Act,

     b) all directions given to it under the Act or the regulations for the time being and from time to time in force under that Act; and

     c) the terms and conditions of an Access Agreement dated 5 March 1996 between Anangu Pitjantjatjara and John Leonard Naylor and Paul Bryan Ingram.

2. During the term of the licence, the Licensee shall carry out or cause to be carried out exploratory operations on the area comprised in the licence in accordance with such work programmes as are
  approved  by  the  Minister from time to time.   These  exploratory
  operations shall include but not necessary be limited to:-

a) In the first year of the term of the licence, the drilling of one stratigraphic well, technical evaluation and review of available data and program management at a total estimated cost of $1,250,000 (one million, two hundred and fifty thousand dollars).

b) In the second year of the term of the licence, the drilling of one stratigraphic well, 250 line kilometers of seismic, technical evaluation and review of available data and program management at a total estimated cost of $2,000,000 (two million dollars).
c) In the third year of the term of the licence, the drilling of one well, 250 line kilometers of seismic, technical evaluation and review of available data and program management at a total estimated cost of $2,450,000 (two million, four hundred and fifty thousand dollars).

d) In the fourth year of the term of the licence, the drilling of two wells, technical evaluation and review of available data and program management at a total estimated cost of $3,950,000 (three million, nine hundred and fifty thousand dollars).

e) In the fifth year of the term of the licence, review of data and subject to satisfactory results from wells 1-5, the drilling of 4 appraisal wells and program management at a total estimated cost of $4,975,000 (four million, nine hundred and seventy five thousand dollars).

3. Within sixty days after the end of each year (being the period of twelve calendar months ending on the anniversary of the date upon which this licence comes into force), the Licensee shall submit to the Minister a full and complete written statement of expenditure actually made or caused to be made by the Licensee during that year
  upon  approved  exploratory operations.         This  statement  of
  expenditures shall be accompanied by a written opinion on the veracity of the statement from an auditor whose qualifications and independence from the Licensee are acceptable to the Minister.

4. In the event that the Licensee during any year of the term of this licence (a year being the period of twelve calendar months ending on the anniversary of the date upon which the licence comes into force) fails to comply with the exploratory operations requirements of this licence, it is an express term of this licence that the Minister then may at his discretion either cancel this licence or authorize such variation to these requirements as the Minister thinks fit.

5. An application to drill a well within the area comprised in the licence shall include written proposals of the Licensee, in relation to the bringing under control of the well, in the event that effective control of the well is lost, and to the clean-up of oil spills, including financial proposals such as well control insurance, public liability insurance or other means to cover the costs involved in such operations.

6. Not less than thirty days before the commencement of each year (being the period of twelve calendar months ending on the anniversary of the date upon which this licence comes into force), the Licensees must arrange to meet, in person, with the CEO or his representative to review the progress of the programme of exploration for the current licence year, and to present a proposal for the programme of exploration for the forthcoming year.

7. If at any time the work being carried out or intended to be carried out by, or at the cause of, the Licensee is in the opinion of the CEO not in accordance with the sound principles and practices of petroleum exploration, he may give the Licensee written directions as to the work carried out or intended to be carried out, and the Licensee shall comply with those directions.

8.     In   addition  to  the  reports  specified  in  the  Petroleum
  Regulations, 1989, the Licensee shall promptly prepare and submit to the CEO in a form acceptable to him, detailed reports on all exploratory operations done or caused to be done by or on behalf of the Licensee within and in relation to the licence area.
Signed by the CFHEF EXECUTIVE OFFICER, DEPARTMENT OF MINES AND ENERGY at ADELAIDE



this 23 day of May, 1996



CHIEF EXECUTIVE OFFICER
Delegate of the Minister for Mines and Energy


Signed sealed and delivered by the said LICENSEE at Adelaide this 15th day of May, 1996


The Common Seal of HENLEY EXPLORATION PTY LTD was hereto affixed by




                 PETROLEUM EXPLORATION LICENCE NO 61
                            THE SCHEDULE

                         Description of Area
 All that part of the State of South Australia, bounded as follows:

Commencing at a point being the intersection of latitude 27 00'S and longitude 133 00'E, thence east to the eastern boundary of the Pitjantjatjara Lands, thence generally southerly and westerly along the boundary of the said Lands to longitude 133'00'E, and north to the point of commencement, all the within latitudes and longitudes being geodetic and expressed in terms of the Australian Geodetic Datum as defined on p. 4984 of Commonwealth Gazette number 84 dated October 6, 1966.


AREA: 6,258 square kilometers approximately.